Exhibit 10.1
Execution Version
AMENDMENT NO. 2
TO THE SUBSCRIPTION AGREEMENT
This AMENDMENT NO. 2 TO THE SUBSCRIPTION AGREEMENT (this “Amendment”) is entered into as of August 21, 2023, by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication, the “Issuer”), SB Northstar LP, a Cayman Islands exempted limited partnership (“Subscriber” or “you”), and Better HoldCo, Inc., a Delaware corporation (the “Company”), and amends that certain Subscription Agreement, dated as of May 10, 2021, by and among the Issuer and Subscriber (as so amended by Amendment No. 1, dated as of November 30, 2021, and as further amended, modified, supplemented or waived from time to time in accordance with its terms, the “Subscription Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Subscription Agreement.
WHEREAS, the Issuer, Aurora Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Issuer, and Better Holdco, Inc., a Delaware corporation (together with its successors, the “Company”), entered into that certain Agreement and Plan of Merger, dated as of May 10, 2021, as amended on each of October 27, 2021, November 9, 2021, November 30, 2021, August 26, 2022, February 24, 2023 and June 23, 2023 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”);
WHEREAS, in connection with the transactions contemplated by the Merger Agreement (the “Transactions”), the Issuer and Subscriber entered into the Subscription Agreement;
WHEREAS, on November 30, 2021, the parties hereto entered into Amendment No. 1 to the Subscription Agreement to provide for a new Total Note Commitment (as defined therein) of $750,000,000, which amount would, at the Company’s option, be funded to acquire Convertible Notes (as defined therein);
WHEREAS, the parties hereto are entering into this Amendment to reduce the Total Note Commitment to the extent that Novator Capital Sponsor Ltd., a Cyprus limited liability company (“Sponsor”), does not fund all or a portion of the Total Sponsor Note Commitment (as defined in that certain Subscription Agreement, dated May 10, 2021 and further amended on November 30, 2021 and August 26, 2022 (the “Sponsor Subscription Agreement”), by and among the Issuer and Sponsor);
WHEREAS, in accordance with Section 6.4 of the Subscription Agreement, the parties hereto may amend the Subscription Agreement by written agreement in the form of this Amendment; and
WHEREAS, in accordance with Section 7.10(a) of the Merger Agreement, the Company has approved this Amendment, and each of the foregoing agreements and amendments.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Subscription Agreement.
2.Amendments. The parties hereto acknowledge and agree that:
(i)Section 1.1 (Subscription—Total Subscription Commitment) of the Subscription Agreement is hereby amended and restated as follows:
Subscriber irrevocably agrees to subscribe for and purchase a number of shares of Class A common stock and Class C common stock with an aggregate value at the Per Share Price equal to $750,000,000 (the “Total Subscription Commitment,” allocated between A Shares and C Shares pursuant to Section 1.2 below), minus (i) such number of shares of Class A common stock, if any, acquired by Other Subscribers at the Per Share Price pursuant to the Other Subscription Agreements as contemplated herein (the aggregate value of such subscriptions by Other Subscribers at the Per Share Price, the “Other Subscribers Purchase Amount”), (ii) the aggregate value at the Per Share Price of the shares of Class A common stock acquired by Sponsor pursuant to the Sponsor Subscription Agreement immediately prior to the subscription contemplated by this Agreement on the Closing Date (the “Sponsor Purchase Amount”) and (iii) the aggregate principal amount of any bridge notes funded by the purchasers under that certain Bridge Note Purchase Agreement, dated as of November 30, 2021, by and among the Company, the Issuer, and the other purchasers party thereto (the “Bridge Financing Agreement” and such aggregate principal amount, the “Bridge Financing Amount”), including (x) that certain Bridge Promissory Note issued by the Company to the Subscriber on December 2, 2021 in the principal amount of $650,000,000 and (y) that certain Bridge Promissory Note issued by the Company to Sponsor on December 2, 2021 in the principal amount of $100,000,000 (the amount of the Total Subscription Commitment, reduced by the Other Subscribers Purchase Amount, the Sponsor Purchase Amount and the Bridge Financing Amount, being the “Subscribed Amount”). In clarification of the foregoing, in the event of any default in performance or failure by (A) any Other Subscriber to fund prior to Closing in accordance with the terms of its Other Subscription Agreement and purchase at the Closing any portion of the Other Subscribers Purchase Amount pursuant to any Other Subscription Agreement or (B) Sponsor to fund prior to Closing in accordance with the terms of the Sponsor Subscription Agreement and purchase at the Closing any portion of the Sponsor Purchase Amount pursuant to the Sponsor Subscription Agreement (the aggregate of (A) and (B), the “Defaulted Commitment Amount”, and together with the Subscribed Amount, the “Aggregate Purchase Amount”), in each case at the Closing, Subscriber shall, in addition to the Subscribed Amount, purchase a number of shares of common stock with an aggregate value at the Per Share Price equal to the Defaulted Commitment Amount. For the avoidance of doubt, in no event shall Subscriber be obligated to purchase shares of common stock valued at the Per Share Price in excess of the Total Subscription Commitment.

(ii)Section 1.4 (Additional Note Commitment) of the Subscription Agreement is hereby amended and restated as follows:
1.4.    Additional Note Commitment.
(a)    In addition, Subscriber irrevocably agrees to purchase $750,000,000 (the “Total Note Commitment”) aggregate principal amount of convertible promissory notes of the Issuer, convertible into shares of Class A common stock on such terms as set forth on Exhibit A hereto and any other terms mutually agreed by the Issuer, the Company and Subscriber, all acting in good faith (the “Convertible Notes”), minus (i) such amount of the aggregate principal amount of such Convertible Notes, if any, acquired by Sponsor pursuant to the Sponsor Subscription Agreement (the “Sponsor Note Purchase Amount”) and (ii) such amount of cash received by the Issuer at the Closing from its Trust Account (as defined below) (other than amounts attributable to investments in the Issuer made by Subscriber, Sponsor or other parties as contemplated by the Subscription Agreement or the Sponsor Subscription Agreement) (the “Trust Cash Amount”) (the Total Note Commitment, less the Sponsor Note Purchase Amount and Trust Cash Amount, being the “Note Subscribed Amount”); provided, however, that in the event that Sponsor does not fund all or a portion of the Total Sponsor Note Commitment (as defined in the Sponsor Subscription Agreement), then the Total Note Commitment (i) shall be reduced on a dollar-for-dollar basis by the amount of the Total Sponsor Note Commitment that is not funded by Sponsor and (ii) Subscriber shall be under no obligation to fund any shortfall in the Sponsor Note Purchase Amount, such that, for example, if Sponsor elects not to fund any of the Total Sponsor Note Commitment, then the Total Note Commitment shall be reduced to $550,000,000.
(b)    The closing for the Convertible Notes shall occur on a date (the “Closing Date”) that is no later than forty-five (45) days following the date of the closing of the Transactions. The Company shall send the Subscriber and Sponsor a notice at least five (5) Business Days prior to the proposed Closing Date specifying the amount of funding the Company intends to draw down on the Closing Date and the corresponding amount of Convertible Notes to be issued on such Closing Date. Subject to certain limitations, the Company shall have the option in its sole discretion not to draw down the entire funding on the Closing Date. There shall be no conditions to closing for any draw on the Closing Date other than those specified under the heading “Conditions Precedent” in Exhibit A hereto. For the avoidance of doubt, under no circumstance shall the Company be obligated to draw down on the Total Note Commitment or the Total Sponsor Note Commitment (as such term is defined in the Sponsor Subscription Agreement).
(c)    For the avoidance of doubt, in no event shall Subscriber be obligated to purchase an aggregate principal amount of Convertible Notes in excess of the Total Note Commitment. The Subscriber, Issuer and the Company shall prepare, negotiate and execute definitive documentation reflecting the terms of the Convertible Notes within ten (10) days following the date of the of this

Amendment, unless otherwise agreed by the parties. For the avoidance of doubt, if the parties are unable to agree on any additional terms of the Convertible Notes, the Convertible Notes shall have the terms set forth on Exhibit A hereto, and it shall not be a condition to issuance of the Convertible Notes that any further terms be agreed.
(iii)Exhibit A attached to the Subscription Agreement is hereby amended and restated to read as Exhibit A attached hereto.
3.No Other Amendments to the Subscription Agreement. The parties hereto acknowledge and agree that, on and after the date hereof, each reference in the Subscription Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Subscription Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Subscription Agreement remain unchanged and continue in full force and effect.
4.Miscellaneous. The provisions of Sections 6.2 – 6.17 (inclusive) of the Subscription Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.
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IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

COMPANY:

BETTER HOLDCO, INC.

By:	/s/Kevin Ryan
Name:	Kevin Ryan
Title:	Chief Financial Officer and President
[Signature Page to Amendment No. 2 to the Subscription Agreement]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

ISSUER:

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name:	Arnaud Massenet
Title:	Chief Executive Officer
[Signature Page to Amendment No. 2 to the Subscription Agreement]

SUBSCRIBER:

SB NORTHSTAR LP

By:	/s/ Stephen Lam
Name:	Stephen Lam
Title:	Authorized Signatory
[Signature Page to Amendment No. 2 to the Subscription Agreement]

Exhibit A
Convertible Notes Term Sheet
See attached.

Better HoldCo., Inc.
SENIOR SUBORDINATED UNSECURED CONVERTIBLE PROMISSORY NOTES
TERM SHEET
Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the that certain Agreement and Plan of Merger, dated as of May 10, 2021, as amended by the first, second, third, fourth, fifth and sixth amendments thereto, dated as of October 27, 2021, November 9, 2021, November 29, 2021, August 26, 2022, February 24, 2023 and June 23, 2023, respectively (as may be further amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”). For purposes of this term sheet, SB Northstar LP is referred to as the “Investor”.

Issuer:	The Acquiror

Title of Securities:	1.0% senior subordinated unsecured convertible promissory note, due 2028 (the “Notes”)

Aggregate Principal Amount:
$750,000,000 (the “Total Note Commitment”), subject to a dollar-for-dollar reduction for any (i) principal amounts of convertible promissory notes acquired by Sponsor pursuant to the Sponsor Note Purchase Agreement (the “Sponsor Note Purchase Amount”) and (ii) proceeds from Acquiror’s trust that are released to the Company at the closing of the Transactions.
In the event that Sponsor does not fund all or a portion of the Total Sponsor Note Commitment (as defined in the Sponsor Subscription Agreement), then the Total Note Commitment (i) shall be reduced on a dollar-for-dollar basis by the amount of the Total Sponsor Note Commitment that is not funded by Sponsor and (ii) Subscriber shall be under no obligation to fund any shortfall in the Sponsor Note Purchase Amount, such that, for example, if Sponsor elects not to fund any of the Total Sponsor Note Commitment, then the Total Note Commitment shall be reduced to $550,000,000.

Funding	The Notes will be funded by the Investor at the Closing as set forth under the heading “Closing”

Subordination
The Notes are subordinated in right of payment (pursuant to subordination provisions and the intercreditor agreement referred to below) to the prior payment in full of all amounts under senior or secured obligations of the Company or its subsidiaries not to exceed $150 million at any time outstanding, including the Company’s Second Amended and Restated Loan and Security Agreement, as amended by the Waiver and Amendment No. 1 thereto, dated as of February 21, 2023, by and among the Company, certain of its subsidiaries, Clear Spring Life and Annuity Company, and the lenders party thereto from time to time (the “Guggenheim Senior Facilities”).

Guarantors
Substantially all of the existing and futures subsidiaries of the Company (other than regulated mortgage and insurance subsidiaries) that guarantee the Guggenheim Senior Facilities or other senior or secured obligations of the Company or its subsidiaries to which the Notes are subordinated.

Interest Rate	The Notes will bear interest on a 30/360 day count basis, payable semiannually on a PIK basis (or at the Company’s option, in cash), at an interest rate of 1.0% per annum.

Closing
Closing will occur on a date that is within 45 days of the closing of the Transactions (the “Closing Date”). There shall only be one (1) Closing Date.
Subject to certain limitations, the Company shall have the option not to draw down the entire funding on the Closing Date. The only conditions precedent to closing on the Closing Date shall be as set forth under the heading “Conditions Precedent” below. In no circumstance shall the Company be obligated to draw down on the commitments.

Notice	The Company shall send the Investor a notice at least 5 Business Days prior to the Closing Date of the amount of funding the Company intends to drawn down and the amount of Notes to be issued on the Closing Date.

Maturity Date	All principal and accrued but unpaid interest on each of the Notes will become due and payable 5 years from the date of issuance.

Optional Prepayment	The Notes may not be voluntarily prepaid. Notwithstanding the foregoing, the Notes may be redeemed at the option of the Company (the “Early Redemption”), at a redemption price of 115% of par plus accrued interest in cash, at any time if the last reported sale price of the common stock has been at least 130% of the conversion price then in effect for at least 20 trading days, whether or not consecutive, during any 30 consecutive trading day period (including on the last trading day of such period) ending on, and including, the trading day immediately preceding the date of notice of optional redemption. The Notes are entitled to conversion following a notice of redemption, with a customary make-whole adjustment calculated in accordance with a customary public company-style grid.

Mandatory Prepayment	If the Company undergoes a “fundamental change” (defined using the SoFi convertible notes as a precedent), then the Company shall redeem the Notes at a repurchase price of 100% of principal amount plus accrued and unpaid interest. For the avoidance of doubt, all mandatory prepayment requirements applicable to the Notes will be subordinated to obligations under the Company’s senior and/or secured debt or warehouse facilities from time to time (including, the Guggenheim Senior Facilities), subject to and in accordance with the terms set forth under “Subordination and Intercreditor Provisions” below.

Conversion	The Investor shall, at any time on or after the first anniversary of the closing of the Transactions, have the option to cause a full or partial conversion of the principal amount of the Notes and accrued but unpaid interest to be converted into shares of the Company’s publicly-traded common stock. Upon conversion, each $1,000 of principal and applicable accrued and unpaid interest through the date of conversion shall entitle the holder of the Note to receive a number of shares equal to (a) $1,000 divided by (b) subject to the following sentence, a dollar amount equal to a 115% of the average Daily VWAP over the 20 VWAP Trading Days immediately prior to the first anniversary of the closing of the Transactions (such amount in (b), the “Conversion Price”).
If the average Daily VWAP referred to above is less than $8, for purposes of the calculations above the VWAP shall be $8.00 and if the average Daily VWAP is greater than $12.00, for purposes of the calculation above the VWAP shall be $12.00.
For purposes of this provision, “Daily VWAP” shall mean for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BETR <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“VWAP Trading Day” shall a day on which (A) there is no VWAP Market Disruption Event (to be customarily defined); and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.
The Conversion Rate shall be adjusted pursuant to customary anti- dilution adjustments (with reference to the Documentation Principles) to be agreed by the parties, including, subject to certain customary exceptions, upon the declaration of stock dividends, splits and combinations; the issuance of certain rights, options and warrants; the occurrence of certain spin-offs and distributed property; payment of cash dividends or distributions, tender offers or exchange offers.
The Notes are not convertible at the Company’s option. The Company shall have the option to settle conversion in either cash, stock or a mixture of cash and stock in its sole discretion.
The Notes will also be convertible upon customary events, such as a fundamental change or common stock change, in accordance with the Documentation Principles. In the event the Notes become convertible prior to the first anniversary of the closing of the

Transactions, the Conversion Price will be deemed to be $11.50 (subject to any applicable adjustment).
Conversions of the Notes will be subject to a customary make-whole adjustment in the event of customary make-whole fundamental change events, in accordance with the Documentation Principles.

Additional Financing	The Company shall have the right to obtain other sources of funding, whether via public market financing or otherwise (the “Additional Financing Arrangement”), and such Additional Financing Arrangement shall not, unless otherwise agreed, reduce the Investor’s total commitment amount for the Notes, which commitment amount shall remain available for the Company to draw upon throughout the funding term specified in the definitive documentation for the purchase of the Notes.

Covenants	Customary covenants limited to continuation of Exchange Act reporting post-Transaction Closing, maintenance of corporate existence, limitation on mergers/consolidations/sale of all or substantially all assets, and similar matters, in accordance with the Documentation Principles.

Conditions Precedent	Limited to delivery of the Notes to the Investor, against payment therefor, no defaults, confirmation of corporate authority, no third- party consents and no violations of organizational documents, material contracts or applicable law. Notwithstanding anything to the contrary herein, subject to (1) closing of the Transactions, (2) compliance with the terms of Section 1.4(b) of the Subscription Agreement and (3) Section 1.5 of the Subscription Agreement, there shall be no conditions precedent to drawdown on the Closing Date other than those set forth in the immediately preceding sentence.

Events of Default	Payment related defaults, failure to comply with obligations in connection with conversion or redemptions, failure to comply with merger/consolidation/sale of all or substantially all assets limitations, failure to comply with other obligations under the indenture subject to a grace period, cross default at a level equal to $100,000,000 and certain bankruptcy related events, consistent with the definitions in accordance with the Documentation Principles.

Subordination and Intercreditor Provisions
At the request of the Company, the Investor (in its capacity as the holder of the Notes) shall enter into a customary New York law governed subordination agreement on terms customary for deeply subordinated junior indebtedness and the Investor (in its capacity as the holder of the Notes) shall negotiate in good faith such agreement with the applicable senior lenders from time to time, including the following provisions:
•the Notes shall be subordinated in right of payment to senior debt on customary terms, including that any payments on the Notes are subject to the absence of a default;

•any enforcement actions in respect of the Notes shall be subject to a 270-day standstill; and •such other provisions as the applicable senior lenders may reasonably request.

Transfers and Assignments
The holder of the Notes shall have the right to transfer all or a part of the Notes as follows: (i) to any affiliate of such holder, without the Company’s consent, (ii) without the Company’s consent, to any non- affiliate transferees who (A) individually do not, and following such transfer will not, own more than 20% of the total principal amount of Notes then-outstanding and (B) agree in writing to refrain from certain trading activities during, or with respect to, the valuation period for establishing the Conversion Price for the Notes (in a form to be agreed by the parties and included in the Notes), (iii) with the Company’s consent (such consent not to be unreasonably withheld or delayed), and (iv) without the Company’s consent, to the extent a payment Event of Default is continuing; provided that any such transfer is done in compliance with a valid exemption under the Securities Act of 1933, as amended, and all other applicable federal state and other securities laws. Under no circumstances will the Company be required to make the Notes eligible for trading through the facilities of The Depository Trust Company.

Documentation Principles	Except as specifically set forth in this term sheet, the Notes shall have terms set out in the SoFi Technologies, Inc. 0.00% convertible senior notes due 2026.

Registration Rights	The Investor shall have demand and shelf registration rights with respect to any shares issued as a result of conversion of the Notes on the same terms as contemplated by the Registration Rights Agreement attached to the Merger Agreement.

Governing Law	State of New York
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